Exhibit 99.1

iParty Corp. Reports October 2007 Sales Results

    DEDHAM, Mass.--(BUSINESS WIRE)--Nov. 2, 2007--iParty Corp. (AMEX:IPT - news), a party goods retailer that operates 50 iParty retail stores, today reported sales results for the calendar month and calendar year ended October 31, 2007. iParty is reporting its October sales results to provide investors with information regarding the Halloween season, which is its single most important selling season.

    For the thirty-one day calendar month of October, sales at comparable stores decreased 2.9% compared to the same period in 2006. Total company sales were approximately $16.91 million, a 3.6% decrease compared to $17.54 million for the same period in 2006. The decrease in total company sales for the calendar month of October included the impact of one store closed in November 2006.

    For the calendar year 2007 through October, sales at comparable stores increased 4.0% compared to the same period in 2006. Total company sales were approximately $70.87 million, a 6.0% increase compared to $66.88 million for the same period in 2006. The increase in total company sales for the calendar year through October included the impact of one store opened in August 2006.

    Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, " Our decrease in sales during the calendar month of October is primarily due to the dramatic increase in the number of temporary Halloween stores in our markets and the increased availability of Halloween product in non-traditional retail outlets. Although we are never satisfied with comparable store sales results that are not positive, we were very pleased with our company’s overall execution, assortment and marketing, which we believe lessened the negative impact of the increased Halloween competition.”

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of comparable store sales growth, improved gross margins, profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include, but are not limited to, economic and other developments such as unseasonable weather, that affect consumer confidence or consumer spending patterns, particularly those impacting the New England region, where 45 of our 50 stores our located, and particularly during the Halloween season, which is our single most important season; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the failure of any of our systems, including, without limitation, our point-of-sale and merchandise management systems, the latter of which was developed by a vendor who is no longer in business; the success or failure of our efforts to implement our business growth and marketing strategies; our inability to obtain additional financing, if required, on terms and conditions acceptable to us; rising oil and gas prices which impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs and those of our suppliers, and affect consumer confidence and spending patterns; third-party suppliers' failure to fulfill their obligations to us; our ability or inability to meet our material contractual obligations with third parties; the availability of retail store space on reasonable lease terms; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 30, 2006, and its subsequently filed Quarterly Reports on Form 10-Q.

    CONTACT: iParty Corp.
             David Robertson, 781-355-3770
             drobertson@iparty.com